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                                                                   EXHIBIT 10.43

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), is made and entered into as of the 31st day of December, 2001, by and between Pierre Foods, Inc., a North Carolina corporation (the "Company"), and Robert C. Naylor, a resident of the State of Ohio ("Executive").

                                   WITNESSETH:

         WHEREAS, the Board of Directors of the Company has determined that it is the best interests of the Company to retain the services of Executive as Senior Vice President-Sales and Marketing of the Company; and

         WHEREAS, the By-laws of the Company permit the Company to enter into contracts for the employment of officers of the Company; and

         WHEREAS, the Company wishes to assure itself of the services of the Executive for the period provided in this Agreement, and the Executive wishes to serve in the employ of the Company in the capacity and on the terms and conditions hereinafter provided.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

                                    ARTICLE I
                              EMPLOYMENT AND DUTIES

         Section 1.1 Employment. The Company hereby employs Executive, and Executive accepts employment with the Company as an employee of the Company, upon the terms and subject to the conditions hereinafter set forth.

         Section 1.2 Duties. Executive shall serve as Senior Vice President of Sales and Marketing of the Company and shall (a) be primarily responsible for all sales, marketing, and new product development activities of the Company, (b) develop policies, strategies and plans to identify and capitalize on growth and profitability opportunities within all sales divisions, (c) train, evaluate and set performance standards for sales and marketing division managers, develop and implement expense budgets for marketing and sales functions, direct development of sales plans and market and sales incentive programs, and direct and coordinate activities of the sales and marketing personnel. Executive will report directly to the President and Chief Executive Officer of the Company and to the Board of Directors of the Company (the "Board"). Executive agrees to devote his best efforts to the performance of his duties for the Company, and shall perform such duties in a diligent, trustworthy, and business-like manner, all for the purpose of advancing the business of the Company. Executive acknowledges that the executive offices of the Company are located in Hickory, North Carolina and the principal operations offices are located in Cincinnati, Ohio. Executive acknowledges that his primary office location

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shall be in the principal operations offices in Cincinnati, Ohio. Executive further acknowledges that due to the nature of his duties with respect to marketing and sales he will be required to spend considerable time away from his office dealing with customers, vendors, and suppliers and handling marketing promotions and new product development.

                                   ARTICLE II
                               TERMS OF EMPLOYMENT

         Section 2.1 Term. Except as otherwise provided in Section 2.2, the term of this Agreement shall be for three (3) years (the "Initial Term"), beginning on the date hereof, and shall be automatically renewed thereafter for successive one (1) year terms (each a "Renewal Term") unless either party gives to the other written notice of termination no fewer than ninety (90) days prior to the expiration of the Initial Term, or any Renewal Term, that it does not wish to extend this Agreement for a successive one-year term. The Initial Term and any Renewal Term, if any, shall be referred to herein as "the term".

         Section 2.2 Termination. This Agreement, and the employment of Executive hereunder, shall terminate prior to the expiration of the term hereof in the following manner:

         a. Death or Disability. Immediately upon the death of Executive during the term of his employment hereunder or, at the option of the Company, in the event of Executive's disability, upon thirty (30) days' notice to Executive. The Executive will be considered "disabled" if, as a result of incapacity due to physical or mental illness injury, Executive shall be unable to perform the material duties of his position on a full time basis for a period of two (2) consecutive months or if the Executive shall become eligible to currently receive disability payments under the disability policy referenced in Section
3.2 e hereunder.

         b. For Cause. For "Cause" upon ten (10) days written notice by the Company to the Executive after compliance in full by the Company with paragraph 3 of this subsection b below. For purposes of this Agreement:

                  1. A termination will be for "Cause" if: (i) Executive willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a demand for substantial performance has been delivered to Executive by the Board of Directors which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties, (ii) Executive willfully engages in gross misconduct materially and demonstrably injurious to the Company or (iii) Executive is convicted of a felony.

                  2. For purposes of this subsection b, no act, or failure to act, on the


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Executive's part shall be considered "willful" unless unilaterally done by him not in good faith and without reasonable belief that his action or omission was not in the best interest of the Company.

                  3. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to his a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire authorized membership of the Board of Directors at a meeting of the Board called and held for the purpose, finding that in the good faith opinion of the Board the Executive was guilty of conduct set forth above in clauses (i) or (ii) or (iii) of paragraph 1 above and specifying the particulars thereof in detail.

         c. Without Cause. At any time after commencement of employment, Company may, without cause, terminate the Executive's employment, effective thirty (30) days after written notice is provided to the Executive.

         d. Resignation for Good Reason. Immediately by the Executive upon thirty (30) days written notice to the Company of the resignation of the Executive for Good Reason (as defined below). For purposes of this Agreement, the term "Good Reason" shall mean:

                  1. Without his express written consent, the assignment to the Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Company as described in Section 1.2 hereof, or a material change in his reporting responsibilities, titles or offices, or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of his employment for Cause or as a result of his death or disability or by the Executive other than for Good Reason;

                  2. Any purported termination of the Executive's employment by the Company which is not effected pursuant to the provisions of this Section 2.2; or

                  3. The relocation of the Executive's primary office from Cincinnati, Ohio without the express written consent of the Executive.

         e. Change of Control. Immediately upon a Change of Control. As used herein, the term "Change of Control" shall mean the occurrence of any of the following:

                  (i) In the event that any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, the "Act"), other than one or more of James C. Richardson, Jr., David R. Clark and James C. Templeton, or persons controlled by one or more of them, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company or

                  (ii) In the event the Company merges with or into another entity or sells, assigns, conveys, transfers, or otherwise disposes of all or substantially all of its assets to


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any transferee and immediately after such transaction one or more of James C.
Richardson, Jr., David R. Clark and James C. Templeton, or persons controlled by one or more of them, is not the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act), directly or indirectly, or more than 50% of the voting stock or equity interests of the surviving entity or transferee.

         Section 2.3 Occurrences Upon Termination. Upon termination of this Agreement, Executive shall be entitled to the following:

         a. Cessation of Salary and Benefits. The Company's obligation to provide Executive all compensation and benefits as provided herein shall discontinue at the termination date of this Agreement except as otherwise required herein or by law.

         b. Payment of Bonus. Executive, or his estate if deceased, shall be entitled to any bonus payable for any bonus earned or declared to which Executive was entitled but not yet paid.

         c. Surrender of Company Property. Promptly upon termination of Executive's employment by the Company for any reason or no reason, Executive or Executive's personal representative shall return to the Company (a) all Confidential Information (hereinafter defined); (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Executive by or on behalf of the Company that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company. Executive shall not retain or cause to be retained any copies of the foregoing. Executive hereby agrees that all of the foregoing shall be and remain the property of the Company and be subject at all times to its discretion and control.

         d. Benefits. With respect to any incentive plans, deferred compensation arrangements or other plans or programs in which the Executive is participating at the time of termination of his employment, the Executive's rights and benefits under each such plan shall be determined in accordance with the terms, conditions, and limitations of the plan and any separate agreement executed by the Executive which may then be in effect.

         e. Termination Without Cause; Death/Disability; Resignation for Good Reason. During the Initial Term, or any Renewal Term, of this Agreement, if the Executive's employment is terminated by the Company without Cause or the Executive voluntarily terminates his employment with the Company for Good Reason, or Executive's employment is terminated by reason of death or disability, then the Company shall immediately pay to the Executive or his estate a lump sum severance payment equal to the total sum of the Executive's then current base salary as provided in Section 3 as would be due in the aggregate (absent the termination) for the remainder of the entire Initial Term, or Renewal Term, as the case may be, of this Agreement, not to be less than three (3) months of the Executive's then current base salary.


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         Provided, however, in the event the Executive's employment is terminated during the Initial Term or any Renewal Term by reason of death or disability, the Company shall be entitled to an offset against any lump sum payment obligation due under this subsection e as a result of said death or disability an amount equal to (i) any death proceeds payable to the Executive's estate or his designated beneficiary arising from any Company group plan insurance policy insuring the life of the Executive carried by the Company, or
(ii) in the event of termination by reason of disability during the Initial Term, by the aggregate disability benefits which the Executive would be eligible to receive during the remainder of the Initial Term under a disability insurance policy on the Executive carried by the Company, or if during any Renewal Term, by an amount equal to the first three months of disability payments to which the Executive is eligible to receive under a disability policy on the Executive carried by the Company.

         In addition, the Company shall maintain in full force and effect for the continued benefit of the Executive, for the remaining term of this Agreement, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior to the date of termination, provided that his continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those to which he is entitled to receive under such plans and programs. The Company represents that it will cause to be set aside all necessary funds to satisfy its obligations hereunder.

         f. Change of Control. If a Change in Control shall occur before the expiration of this Agreement, then the Company shall pay to Executive, in lump sum by bank check or other good funds, within twenty (20) days thereafter (a) three (3) times the amount of the base salary paid or payable by the Company to the Executive for services rendered to the Company during the most recent complete fiscal year of the Company, regardless of when such salary may have been paid or payable, plus (b) three (3) times the amount of the aggregate cash bonus paid or payable by the Company to the Executive for services rendered to the Company during the most recent complete fiscal year of the Company, regardless of when such bonus, may have been paid or payable.

                                   ARTICLE III
                            COMPENSATION AND BENEFITS

         Section 3.1 Compensation. As compensation for services rendered to the Company hereunder during the term of this Agreement, the Company will compensate Executive as follows:

         a. Base Salary. Commencing on the date hereof, the Company shall pay the Executive an annual base salary of Two Hundred and Twenty Thousand and No/Dollars ($220,000.00), pro rated for periods of less than 12 months, or as increased from time to time by the Board of Directors of the Company. Such base salary shall be paid in bi-weekly installments in accordance with the payroll schedule followed by the Company


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(less applicable withholding and other deductions). Base salary shall be reviewed and adjusted by the Company at least annually. Notwithstanding the foregoing sentence, Executive's base salary shall be increased annually to at least equal the CPI increase for the prior twelve months. The Company may not reduce the Executive's base salary at any time during the term of this Agreement.

         b. Bonus. In addition to any other compensation or consideration payable to the Executive hereunder, the Executive shall be entitled to receive such bonuses as may be approved by the Executive Compensation Committee and ratified by the Board based on such meritorious performance or such other criteria measuring the performance of the Executive as may be determined from time to time.

         Section 3.2 Benefits. In addition to, and not in lieu of, base salary, bonus or other compensation payable to the Executive, the Executive shall be entitled to the following benefits:

         a. Employee Benefits. The Executive shall be entitled to participate in the employee benefit programs generally available to employees of the Company.

         b. Vacations. Executive shall be entitled to compensated vacation each year in accordance and consistent with Company policy. Upon termination of employment, any unused vacation time shall expire without compensation.

         c. Holidays. The Executive shall be entitled to such holidays as the Company may approve for all employees of the Company.

         d. Sick Leave. The Executive shall be entitled to paid sick leave each year because of sickness or accident in accordance and consistent with Company policy. Upon termination of employment, any unused sick leave shall expire without compensation.

         e. Disability Insurance. The Company shall during the term carry and maintain a disability insurance policy for the benefit of the Executive providing disability coverage under its current disability plan, as may be changed or modified from time to time.

         f. Life Insurance. The Company shall maintain during the term a life insurance policy insuring the Executive and payable to the Executive's estate or his designated beneficiary in accordance with the Company's group life plan, as may be changed or modified from time to time.

         g. Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in the course of his duties, in accordance with normal Company policies.

         h. Automobile Allowance. The Executive shall be provided by the Company


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with an automobile for his use, and the associated expenses of maintenance, repairs and fuel.

                                   ARTICLE IV
                      CONFIDENTIAL INFORMATION/NON-COMPETE
                               COVENANT/INVENTIONS

         Section 4.1 Covenant Not To Disclose Confidential Information. During Executive's position with the Company and during the term of this Agreement, Executive has and will become acquainted with confidential and proprietary information of the Company, in whatever form, whether oral, written, or electronic including, but not limited to, manner of operation, manufacturing processes and know-how, plant design, customer names and representatives, customer files, customer lists, customer specifications and requirements, product recipes, product pricing, special customer matters, sales methods and techniques, merchandising concepts and plans, business plans, sources of supply and vendors, terms and conditions of business relationships with vendors, agents and brokers, promotional materials and information, financial matters, mergers, acquisitions, personnel matters and confidential processes, designs, formulas, ideas, plans, devices and materials and other similar matters that are kept confidential (any and all such information being referred to herein as "Confidential Information"). The parties agree that the use of Confidential Information against the Company would seriously damage business of the Company. Accordingly, Executive agrees that he (individually or in concert with others) during or after the term of this Agreement:

         a. Shall not, directly or indirectly, use any Confidential Information for any purpose other than to benefit the Company except with the prior, express and written consent of the Company or as required by law;

         b. Shall not, directly or indirectly, divulge, publish or otherwise reveal or allow to be revealed any Confidential Information as to any individual or entity except with the prior, express and written consent of the Company or as required by law;

         c. Shall refrain from any action or conduct that might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of any Confidential Information; and

         d. Shall have no rights to apply for, or to obtain any patent, copyright or other form of intellectual property protection regarding, any Confidential Information.

         This restriction shall not apply to any Confidential Information that
(i) becomes known generally to the public through no fault of the Executive;
(ii) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (iii) is reasonably believed by Executive, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Executive; provided, that in the case of clauses (ii) or (iii), Executive shall give the Company reasonable advance written notice


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of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

         Section 4.2 Covenant Not To Compete.

         a. Covenant. Executive hereby stipulates, covenants and agrees that, during the Restrictive Period (as defined below), he, individually or in concert with others, shall not, directly or indirectly, other than on behalf of the Company, without the Company's prior, express and written consent:

                  1. Engage in Competition (as defined below) in the Territory (as defined below) with the Company or any of their respective successors or assigns; or

                  2. Employ or solicit the employment of any individual who is at the time or was at any time during the twelve complete calendar months immediately preceding, an employee of the Company.

         b. Certain Definitions. As used in this Section, the following terms shall have the following meanings:

                  1. "Business" shall mean the processing and distribution of fully-cooked branded and private label protein and bakery products and microwaveable sandwiches.

                  2. "Competition" shall mean:

                           (i) Engaging in the Business from an office located
in the Territory with a Contact Person;

                           (ii) Assisting any individual or entity who or which
has a principal office located in the Territory, whether in a financial, managerial, employment, advisory or other material capacity, to engage in the Business with a Contact Person; or

                           (iii) Owning any interest in, or organizing an entity
which has a principal office located within the Territory that engages in the Business with a Contact Person; provided, however, that nothing herein shall preclude Executive, directly or indirectly, from holding not more than one percent of the outstanding shares of common stock of any company whose shares of common stock are listed on a national securities exchange or authorized for quotation by NASDAQ.

                  3. "Contact Person" shall be (i) any customer, vendor, supplier, agent, distributor or broker having a principal manufacturing plant or principal office located within the Territory with which or with whom the Executive has had contact on behalf of the Company at any time during the eighteen (18) month period preceding the Termination Date, or (ii) any customer, agent, distributor or broker having a principal


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manufacturing plant or principal office located in the Territory doing business with the Company within the eighteen (18) months preceding the Termination Date who or which made or brokered purchases of product from the Company or made or brokered product on behalf of the Company which purchases or sales were in excess of 3% of the revenues of the Company during such period.

                  4. "Restrictive Period" shall mean the two-year period beginning on the Termination Date.

                  5. "Territory" shall mean all fifty states in the United States and all provinces of Canada. Executive acknowledges that the Company conducts significant sales of its product in all of the aforementioned Territory.

                  6. "Termination Date" shall mean the date upon which the employment of the Executive was terminated by resignation or other voluntary action, or involuntarily by the Company, whether with or without cause.

         Section 4.3 Inventions. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Executive, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company and that Executive conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire". Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain patent registrations in the United States or any foreign country or to otherwise protect the Company's interest therein.

         Section 4.4 Enforcement and Remedies.

         a. Executive further covenants, agrees, and recognizes that because the breach or threatened breach of the covenants, or any of them, contained in
Section 4.1 or 4.2 or 4.3 will result in immediate and irreparable injury to the Company, the Company shall be entitled to a preliminary and permanent injunction restraining Executive from any violation of Section 4.1 or 4.2 or 4.3 to the fullest extent allowed by law, in addition to any other rights available at law, in equity or otherwise.

         b. Executive further covenants, agrees and recognizes that in the event of a violation of any of the covenants and agreements contained in Sections 4.1 and 4.2 and 4.3 hereof, the Company, shall be entitled to an accounting of all profits, compensation, commissions, renumerations or benefits which Executive directly or indirectly has realized as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such other amounts to which Executive would be entitled as damages under law or at equity.


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         Section 4.5 Acknowledgement of Adequate Consideration. The parties stipulate and agree that the payment and other benefits owed to Executive by the Company under this Agreement and the performance of the Company's obligations hereunder constitute sufficient consideration to support enforcement of the covenants of this Agreement.

         Section 4.6 Acknowledgement of Reasonableness. Executive has carefully read and considered the provisions of this Agreement in consultation with attorneys of his choice and agrees that the restrictions set forth herein are fair and reasonably required for the protection of the Company and are legally binding and enforceable and the enforcement thereof will not impair Executive's ability to earn a livelihood. In the event that any provisions relating to any of the Restrictive Period, the Territory or the Contact Persons shall be declared by a court of competent jurisdiction to exceed the maximum time period or maximum geographical area or other restraint such court deems reasonable and enforceable under applicable law, the time period or area of restriction or other restraint considered reasonable and enforceable by the court shall thereafter be the applicable Restrictive Period, Territory, or the Contact Persons under this Agreement.

                                    ARTICLE V
                            MISCELLANEOUS PROVISIONS

         Section 5.1 Waiver of Breach or Violation. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach of any provision of this Agreement.

         Section 5.2 Notices. All notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered mail to the last known residence of the Executive.

         Section 5.3 Indemnification. In the event Executive is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative or legislative (other than an action by the Company against Executive, and excluding any action by Executive against the Company), by reason of the fact that he is or was performing services under this Agreement or as an officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify the Executive against all expenses (including reasonable attorney's fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith. Such indemnification shall continue as to Executive even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate. The Company shall advance to Executive all reasonable costs and expenses directly related to the defense of such actions, suit, or proceeding within 20 days after written request therefore by Executive to the Company. In the event that both Executive and the Company are made party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Executive agrees to use the same representation; provided, that if counsel selected by the Company shall have a conflict of interest that prevents counsel from representing


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


Executive, Executive may engage separate counsel and the Company shall pay all reasonable attorney's fees of such separate counsel. The provisions of this Section are in addition to, and not in derogation of, the indemnification provisions of the Company's By-laws. The foregoing indemnification also shall be applicable to Executive in his capacity as an officer, director, or representative of any subsidiary of the Company or any entity controlled by or affiliated with the Company.

         Section 5.4 Confidentiality; Covenant Not To Disparage. Each party covenants and agrees with the other not to disclose the existence or terms of this Agreement to any person at any time for any purpose, except that (a) either party may make such disclosures confidentially to the party's lawyers and accountants in connection with the rendition of their professional services or as otherwise required by law and (b) the Company may make such disclosures as it deems to be required by applicable securities laws. Each party covenants and agrees with the other not to disparage the reputation of the other.

         Section 5.5 Governing Law and Arbitration. This Agreement is made in and shall be interpreted, construed, and governed according to the laws of the State of North Carolina. Any disputes or claims, excepting matters warranting injunctive relief under Article IV arising under this Agreement shall be settled between the parties by an arbitration proceeding to be conducted by an arbitration panel mutually acceptable to Company and Executive in accordance with Article 45A of the North Carolina General Statutes. Such proceeding will be conducted pursuant to the rules of procedure of the American Arbitration Association then in effect and the results of the arbitration shall be binding on the parties in complete settlement of the disputes or claims at issue. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees; provided, the panel as part of the award may in its discretion award attorney fees to the prevailing party. The arbitration shall be held in Hickory, North Carolina.

         Section 5.6 Headings. The paragraph and section headings contained in this agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

         Section 5.7 Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been included in the Agreement.

         Section 5.8 Prior Agreements Superseded. This Agreement constitutes the sole Agreement of the parties with respect to employment of the Executive and supersedes any prior understandings or written or oral arrangements between the parties respecting the subject hereunder.


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


         Section 5.9 Assignment. The Executive may not assign his rights or delegate his duties or obligations hereunder without the written consent of the Company.

         Section 5.10 Enforcement. In the event either party resorts to legal action to enforce the terms and provisions of the Arbitration award, the prevailing party shall be entitled to recover the costs of such action so incurred, including, without limitation, reasonable attorney's fees.

         Section 5.11 Gender and Number. Whenever the context hereof requires, the gender of all words shall include the masculine, feminine, and neuter and the number of all words shall include the singular and plural.

         Section 5.12 Amendments and Agreement Execution. This Agreement may be modified or amended only in writing, signed by the Executive and the Company.

         Section 5.13 Counterparts. This Agreement (and any written amendment thereto) may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         Section 5.14 Executive's Heirs. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Notwithstanding any other provision herein to the contrary, if the Executive should die while any amounts would still be payable to his hereunder if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


         EXECUTIVE:                            COMPANY:

                                               Pierre Foods, Inc.

         /s/ Robert C. Naylor                  By: /s/ David R. Clark
         ---------------------------------         -----------------------------
             Robert C. Naylor                      David R. Clark, Vice Chairman





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